Filed pursuant to Rule 424(b)(3)
Registration No. 333-282351

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated July 21, 2025)

SCISPARC LTD.

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-4(Registration No. 333-282351), effective as of July 21, 2025 (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on October 6, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The date of this prospectus supplement is November 4, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For the month of October 2025

Commission File Number: 001-38041

SCISPARC LTD.

(Translation of registrant’s name into English)

20 Raul Wallenberg Street, Tower A,

Tel Aviv 6971916 Israel

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒  Form 40-F ☐

CONTENTS

On October 6, 2025, SciSparc Ltd. (the “Company”) announced the entry into a framework agreement by and among the Company, AutoMax Motors Ltd. (“AutoMax”) and SciSparc Merger Sub Ltd. (“Merger Sub”), dated as of October 6, 2025 (the “Framework Agreement”). The Framework Agreement sets forth the following: (i) the termination of that certain Agreement and Plan of Merger by and between the Company, AutoMax and Merger Sub, dated as of April 10, 2024, as amended (the “Merger Agreement”), pursuant to a mutual agreement between the parties in accordance with section 9.1(a) of the Merger Agreement, according to which, effective as of the date hereof, the Merger Agreement shall be null and void and of no further force or effect; (ii) the repayment by AutoMax of a $4.25 million loan amount and interest of 9% per annum, compounded annually, under a loan agreement dated January 14, 2024, as amended, in a one lump-sum payment on January 1, 2028; and (iii) the repayment by AutoMax of a $2.0 million loan amount, under a loan agreement dated February 24, 2025 in monthly installments starting on November 20, 2025, of $60,000 each and the interest of 8% per annum, compounded annually up to each actual payment date, in addition to the payment of all interest accrued on such loan from its effective date until November 20, 2025, in the sum of $114,523.

The foregoing description of the Framework Agreement does not purport to be complete and is qualified in its entirety by the terms of the Framework Agreement, which is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

The Company’s press release dated October 6, 2025, announcing the signing of the Framework Agreement, is attached hereto as Exhibit 99.2.

This Report of Foreign Private Issuer on Form 6-K is incorporated by reference into the Company’s registration statements on Form F-3 (File Nos. 333-286099, 333-275305, 333-269839, 333-266047, 333-248670 and 333-255408) and on Form S-8 (File Nos. 333-278437, 333-225773 and 333-286791) filed with the Securities and Exchange Commission to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Framework Agreement, dated as of October 6, 2025, by and among SciSparc Ltd., SciSparc Merger Sub Ltd., and AutoMax Ltd.
99.2	Press release issued by SciSparc Ltd. titled “SciSparc Ltd. Announces Framework Agreement Regarding Merger with AutoMax Motors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SciSparc Ltd.

Date: October 6, 2025	By:	/s/ Oz Adler
	Name:	Oz Adler
	Title:	Chief Executive Officer and Chief Financial Officer

2